Exhibit 10.1

LOAN MODIFICATION AGREEMENT

Wachovia Bank, National Association

190 River Road

Summit, New Jersey 07901

(Hereinafter referred to as the “Bank”)

Cybex International, Inc.

10 Trotter Drive

Medway, MA 02053-2299

(Individually and collectively “Borrower”)

This Loan Modification Agreement (“Agreement”) is entered into on April 23, 2009, by and between Bank and Borrower.

This Agreement applies to a $7,000,000 loan dated July 30, 2007, a $3,000,000 loan dated March 25, 2008 and a $1,000,000 loan dated March 2, 2009 (collectively the “Loans”), as those Loans have been amended or modified from time to time. The terms “Loan Documents” and “Obligations,” as used in this Agreement are defined in the original notes (the “Notes”) executed in connection with the Loans.

Borrower and Bank have agreed to amend and modify the Loans, Notes and Loan Documents in accordance with the terms and conditions of this Agreement. Other than as modified in this Agreement, all of the terms and conditions of the Notes, Loans and Loan Documents will remain in full force and effect.

The Notes and Loan Documents are modified and amended as follows:

1. The basis point spread over LIBOR in each of the Notes is hereby modified and amended to a new spread of two hundred twenty-five (225) basis points over the applicable LIBOR set forth in each Note. Any performance spreads under grids set forth in the Notes are eliminated.

2. Pursuant to the terms and conditions of the Loan Documents Borrower was required to maintain a Debt Service Coverage Ratio as provided for in the Loan Documents (the “Financial Covenant”). Borrower failed to maintain that Financial Covenant. Bank has agreed to waive the Event of Default caused by this violation of the Financial Covenant for the period ending March 28, 2009. On a going forward basis the borrower will maintain a Debt Service Coverage Ratio of no less than 1.20x and a Leverage Ratio of no greater than 3.50x for 2nd quarter 2009, 3.25x for the 3rd quarter 2009, and 3.0x for all periods thereafter.

3. The Security Agreement executed by the Borrower to the Bank dated July 30, 2007 is hereby modified and amended to redefine the term “Loan” as including loans and credit accommodations made to the Borrower by the Bank in the original principal sums of $7,000,000, $3,000,000 and

$1,000,000. The term “Collateral” is amended and modified to include all of Borrower’s now owned or hereafter acquired equipment, accessions to such equipment and the proceeds thereof. Notwithstanding anything to the contrary set forth in the Loan Documents, Bank will permit the Borrower to engage in purchase money and lease financing of equipment as long as the Borrower is not in default under the Loan Documents and no financial covenants are violated. The purchase money and lease financing of equipment will not be greater than 100% of the purchase or lease price of the equipment and no other Bank collateral is pledged to the equipment-lease lender other than the equipment being purchased or leased.

4. Except as amended hereby, the terms and provisions of the Loan Documents remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed.

5. The Borrower hereby certifies that: (a) all of its representations and warranties in the Loan Documents, as amended by this Agreement, are, except as may otherwise be stated in this Agreement: (i) true and correct as of the date of this Agreement, (ii) ratified and confirmed without condition as if made anew, and (iii) incorporated into this Agreement by reference, (b) other than the Financial Covenant default noted above, no other Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under any Loan Document which will not be cured by the execution and effectiveness of this Agreement, (c) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Agreement or, if required, has been obtained, and (d) this Agreement has been duly authorized, executed and delivered so that it constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. The Borrower confirms that the Obligations remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Agreement.

6. The Borrower hereby confirms that any collateral for the Obligations, shall continue unimpaired and in full force and effect.

7. This Agreement may be signed in any number of counterpart copies and by the parties to this Agreement on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

8. This Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns.

9. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State of New Jersey. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of New Jersey, excluding its conflict of laws rules.

REST OF PAGE LEFT INTENTIONALLY BLANK

Signatures on Separate Page

IN WITNESS WHEREOF, Borrower and Bank, on the day and year first written above, have caused this Agreement to be executed under seal.

WITNESS/ATTEST:	Wachovia Bank, National Association

/s/ Dolores Ungaro	/s/ Andrew MacNabb
	Name:	Andrew MacNabb
	Title:	SVP

WITNESS/ATTEST:	Cybex International, Inc.

/s/ Patty Waisner	/s/ Arthur W. Hicks, Jr.
	Name:	Arthur W. Hicks, Jr.
	Title:	President, Chief Operating Officer & Chief Financial Officer

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